Exhibit 3.2

DIGITAL REALTY TRUST, INC.

ARTICLES SUPPLEMENTARY

11,500,000 SHARES OF

6.350% SERIES I CUMULATIVE REDEEMABLE PREFERRED STOCK

AUGUST 21, 2015

Digital Realty Trust, Inc., a Maryland corporation (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST: Pursuant to the authority expressly vested in the Board of Directors of the Company (the “Board of Directors”) by Article V of the Articles of Amendment and Restatement of the Company filed with the Department on April 4, 2014 (as amended and supplemented to date and as may be amended and supplemented from time to time, the “Charter”) and Section 2-105 of the Maryland General Corporation Law (the “MGCL”), the Board of Directors, by resolutions duly adopted on July 12, 2015 has authorized the issuance, classification and designation of a number of shares of the authorized but unissued preferred stock of the Company, par value $0.01 per share (“Preferred Stock”), as a separate class of Preferred Stock, that, on the date of issue, has a liquidation value or aggregate offering price of up to $250,000,000 (plus up to an additional 15% to cover any underwriter over-allotment option), and, pursuant to the powers contained in the Fifth Amended and Restated Bylaws (as may be amended from time to time, the “Bylaws”) of the Company and the MGCL, delegated to the Pricing Committee of the Board of Directors (the “Committee”), to the fullest extent permitted by the MGCL and the Charter and Bylaws of the Company, among other things, all powers of the Board of Directors with respect to (i) setting the number of shares of the Preferred Stock to be classified and designated, provided that in no event shall the liquidation value or aggregate offering price of such shares exceed $250,000,000 (plus up to an additional 15% to cover any underwriter over-allotment option), (ii) choosing the cumulative dividend percentage for the Preferred Stock, (iii) selecting the dates on which dividends will be paid on the Preferred Stock, (iv) establishing the price per share for the Preferred Stock, (v) authorizing, approving and filing these Articles Supplementary with the Department and (vi) authorizing and approving all such other actions as the Committee may deem necessary or desirable in connection with the classification, authorization, issuance, offer, and sale of the Preferred Stock.

SECOND: The Committee has unanimously adopted resolutions classifying and designating the Preferred Stock as a separate class of Preferred Stock to be known as the “6.350% Series I Cumulative Redeemable Preferred Stock,” setting the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, transfers, qualifications, terms and conditions of redemption and other terms and conditions of such 6.350% Series I Cumulative Redeemable Preferred Stock, and authorizing the issuance of up to 10,000,000 (plus up to an additional 15% to cover any underwriter over-allotment option) shares of 6.350% Series I Cumulative Redeemable Preferred Stock.

THIRD: The designation, number of shares, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, transfers, qualifications, terms and conditions of redemption and other terms and conditions of the separate class of Preferred Stock of the Company designated as the 6.350% Series I Cumulative Redeemable Preferred Stock are as follows, which upon any restatement of the Charter shall be made a part of or incorporated by reference into the Charter with any necessary or appropriate changes to the enumeration or lettering of Sections or subsections thereof:

Section 1. Designation and Number. A series of Preferred Stock, designated the “6.350% Series I Cumulative Redeemable Preferred Stock” (the “Series I Preferred Stock”), is hereby established. The number of shares of Series I Preferred Stock shall be 11,500,000.

Section 2. Rank. The Series I Preferred Stock will, with respect to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Company, rank: (a) senior to all classes or series of the Company’s common stock, par value $0.01 per share (the “Common Stock”), and all classes or series of capital stock of the Company now or hereafter authorized, issued or outstanding expressly designated as ranking junior to the Series I Preferred Stock as to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Company; (b) on parity with the Series E Cumulative Redeemable Preferred Stock, par value $0.01 per share, the Series F Cumulative Redeemable Preferred Stock, par value $0.01 per share, the Series G Cumulative Redeemable Preferred Stock, par value $0.01 per share, of the Company and the Series H Cumulative Redeemable Preferred Stock, par value $0.01 per share, of the Company, and with any class or series of capital stock of the Company expressly designated as ranking on parity with the Series I Preferred Stock as to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Company; and (c) junior to any class or series of capital stock of the Company expressly designated as ranking senior to the Series I Preferred Stock as to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Company. The term “capital stock” does not include convertible or exchangeable debt securities, which will rank senior to the Series I Preferred Stock prior to conversion or exchange. The Series I Preferred Stock will also rank junior in right of payment to the Company’s existing and future debt obligations.

Section 3. Dividends.

(a) Subject to the preferential rights of the holders of any class or series of capital stock of the Company ranking senior to the Series I Preferred Stock as to dividends, the holders of shares of the Series I Preferred Stock shall be entitled to receive, when, as and if authorized by the Board of Directors and declared by the Company, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 6.350% per annum of the $25.00 liquidation preference per share of the Series I Preferred Stock (equivalent to a fixed annual amount of $1.5875 per share of the Series I Preferred Stock). Such dividends shall accrue and be cumulative from and including the first date on which any shares of Series I Preferred Stock are issued (the “Original Issue Date”) and shall be payable quarterly in arrears on each Dividend Payment Date (as defined below), commencing December 31, 2015; provided, however, that if any Dividend Payment Date is not a Business Day (as defined below), then the dividend which would otherwise have been payable on such Dividend Payment Date may be paid, at the Company’s option, on either the immediately preceding Business Day or the next succeeding Business Day, except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if paid on such Dividend Payment Date, and no interest or additional dividends or other sums shall accrue on the amount so payable from such Dividend Payment Date to such next succeeding Business Day. The amount of any dividend payable on the Series I Preferred Stock for any partial Dividend Period (as defined below) shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the stockholder records of the Company at the close of business on the applicable Dividend Record Date (as defined below). Notwithstanding any provision to the contrary contained herein, each outstanding share of Series I Preferred Stock shall be entitled to receive a dividend with respect to any Dividend Record Date equal to the dividend paid with respect to each other share of Series I Preferred Stock that is outstanding on such date. “Dividend Record Date” shall mean the date designated by the Board of Directors for the payment of dividends that is not more than 35 or fewer than 10 days prior to the applicable Dividend Payment Date. “Dividend Payment Date” shall mean the last calendar day of each March, June, September and December, commencing on December 31, 2015. “Dividend Period” shall mean the respective periods commencing on and including the first day of January, April, July and October of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period (other than the initial Dividend Period, which shall commence on the Original Issue Date and end on and include December 31, 2015, and other than the Dividend Period during which any shares of Series I Preferred Stock shall be redeemed pursuant to Section 5 or Section 6 hereof, which shall end on and include the day preceding the redemption date with respect to the shares of Series I Preferred Stock being redeemed).

The term “Business Day” shall mean each day, other than a Saturday or a Sunday, which is not a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.

(b) Notwithstanding anything contained herein to the contrary, dividends on the Series I Preferred Stock shall accrue whether or not the Company has earnings, whether or not there are funds legally available for the payment of such dividends, and whether or not such dividends are authorized or declared.

(c) Except as provided in Section 3(d) below, no dividends shall be declared and paid or declared and set apart for payment, and no other distribution of cash or other property may be declared and made, directly or indirectly, on or with respect to, any shares of Common Stock or shares of any other class or series of capital stock of the Company ranking, as to dividends, on parity with or junior to the Series I Preferred Stock (other than a dividend paid in shares of Common Stock or in shares of any other class or series of capital stock ranking junior to the Series I Preferred Stock as to payment of dividends and the distribution of assets upon the Company’s liquidation, dissolution or winding up) for any period, nor shall any shares of Common Stock or any other shares of any other class or series of capital stock of the Company ranking, as to payment of dividends and the distribution of assets upon the Company’s liquidation, dissolution or winding up, on parity with or junior to the Series I Preferred Stock be redeemed, purchased or otherwise acquired for any consideration, nor shall any funds be paid or made available for a sinking fund for the redemption of such shares, and no other distribution of cash or other property may be made, directly or indirectly, on or with respect thereto by the Company (except by conversion into or exchange for other shares of any class or series of capital stock of the Company ranking junior to the Series I Preferred Stock as to payment of dividends and the distribution of assets upon the Company’s liquidation, dissolution or winding up, and except for the acquisition of shares made pursuant to the provisions of Article VI of the Charter or Section 9 hereof), unless full cumulative dividends on the Series I Preferred Stock for all past Dividend Periods shall have been or contemporaneously are (i) declared and paid in cash or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for such payment.

(d) When dividends are not paid in full (and a sum sufficient for such full payment is not so set apart) on the Series I Preferred Stock and the shares of any other class or series of capital stock ranking, as to dividends, on parity with the Series I Preferred Stock, all dividends declared upon the Series I Preferred Stock and each such other class or series of capital stock ranking, as to dividends, on parity with the Series I Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series I Preferred Stock and such other class or series of capital stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series I Preferred Stock and such other class or series of capital stock (which shall not include any accrual in respect of unpaid dividends on such other class or series of capital stock for prior Dividend Periods if such other class or series of capital stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series I Preferred Stock which may be in arrears.

(e) Holders of shares of Series I Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or shares of capital stock, in excess of full cumulative dividends on the Series I Preferred Stock as provided herein. Any dividend payment made on the Series I Preferred Stock shall first be credited against the earliest accrued but unpaid dividends due with respect to such shares which remain payable. Accrued but unpaid dividends on the Series I Preferred Stock will accumulate as of the Dividend Payment Date on which they first become payable.

Section 4. Liquidation Preference.

(a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, before any distribution or payment shall be made to holders of shares of Common Stock or any other class or series of capital stock of the Company ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, junior to the Series I Preferred Stock, the holders of shares of Series I Preferred Stock shall be entitled to be paid out of the assets of the Company legally available for distribution to its stockholders, after payment of or provision for the debts and other liabilities of the Company and, subject to compliance with section 7(f)(i) of these Articles Supplementary, any class or series of capital stock of the Company ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, senior to the Series I Preferred Stock, a liquidation preference of $25.00 per share, plus an amount equal to any accrued and unpaid dividends (whether or not authorized or declared) up to but excluding the date of payment. In the event that, upon such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the full amount of the liquidating distributions on all outstanding shares of Series I Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the Company ranking, as to rights upon the Company’s liquidation, dissolution or winding up, on parity with the Series I Preferred Stock in the distribution of assets, then the holders of the Series I Preferred Stock and each such other class or series of capital stock ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding up, on parity with the Series I Preferred Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. Written notice of any such voluntary or involuntary liquidation, dissolution or winding up of the Company, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not fewer than 30 or more than 60 days prior to the payment date stated therein, to each record holder of shares of Series I Preferred Stock at the respective addresses of such holders as the same shall appear on the stock transfer records of the Company. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series I Preferred Stock will have no right or claim to any of the remaining assets of the Company. The consolidation or merger of the Company with or into any other corporation, trust or entity, or the voluntary sale, lease, transfer or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

(b) In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of capital stock of the Company or otherwise, is permitted under the MGCL, amounts that would be needed, if the Company were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of shares of Series I Preferred Stock shall not be added to the Company’s total liabilities.

Section 5. Redemption.

(a) Shares of Series I Preferred Stock shall not be redeemable prior to August 24, 2020 except as set forth in Section 6 hereof or to preserve the status of the Company as a REIT (as defined in Section 9(a) hereof) for United States federal income tax purposes. In addition, the Series I Preferred Stock shall be subject to the provisions of Section 9 hereof pursuant to which Series I Preferred Stock owned by a stockholder in excess of the Ownership Limit (as defined in Section 9(a) hereof) shall automatically be transferred to a Trust (as defined in Section 9(a) hereof) for the exclusive benefit of a Charitable Beneficiary (as defined in Section 9(a) hereof).

(b) On and after August 24, 2020, the Company, at its option, upon not fewer than 30 or more than 60 days’ written notice, may redeem the Series I Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends (whether or not authorized or declared) thereon up to but not including the date fixed for redemption, without interest, to the extent the Company has funds legally available therefor (the “Redemption Right”). If fewer than all of the outstanding shares of Series I Preferred Stock are to be redeemed, the shares of Series I Preferred Stock to be redeemed shall be redeemed pro rata (as nearly as may be practicable without creating fractional shares) or by lot as determined by the Company. If redemption is to be by lot and, as a result, any holder of shares of Series I Preferred Stock would have actual ownership, Beneficial Ownership or Constructive Ownership (each as defined in Section 9(a) hereof) in excess of the Ownership Limit (as defined in Section 9(a) hereof), the Aggregate Stock Ownership Limit (as defined in Section 9(a) hereof), or such other limit as permitted by the Board of Directors or a committee thereof pursuant to Section 9(i) hereof, because such holder’s shares of Series I Preferred Stock were not redeemed, or were only redeemed in part, then, except as otherwise provided in the Charter, the Company shall redeem the requisite number of shares of Series I Preferred Stock of such holder such that no holder will hold an amount of Series I Preferred Stock in excess of the applicable ownership limit, subsequent to such redemption. Holders of Series I Preferred Stock to be redeemed shall surrender such Series I Preferred Stock at the place, or in accordance with the book-entry procedures, designated in such notice and shall be entitled to the redemption price of $25.00 per share and any accrued and unpaid dividends payable upon such redemption following such surrender. If (i) notice of redemption of any shares of Series I Preferred Stock has been given (in the case of a redemption of the Series I Preferred Stock other than to preserve the status of the Company as a REIT), (ii) the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of any shares of Series I Preferred Stock so called for redemption, and (iii) irrevocable instructions have been given to pay the redemption price and all accrued and unpaid dividends, then from and after the redemption date, dividends shall cease to accrue on such shares of Series I Preferred Stock, such shares of Series I Preferred Stock shall no longer be deemed outstanding, and all rights of the holders of such shares shall terminate, except the right to receive the redemption price plus any accrued and unpaid dividends payable upon such redemption, without interest. So long as full cumulative dividends on the Series I Preferred Stock for all past Dividend Periods shall have been or contemporaneously are (i) declared and paid in cash, or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for payment, nothing herein shall prevent or restrict the Company’s right or ability to purchase, from time to time, either at a public or a private sale, all or any part of the Series I Preferred Stock at such price or prices as the Company may determine, subject to the provisions of applicable law, including the repurchase of shares of Series I Preferred Stock in open-market transactions duly authorized by the Board of Directors.

(c) In the event of any redemption of the Series I Preferred Stock in order to preserve the status of the Company as a REIT for United States federal income tax purposes, such redemption shall be made in accordance with the terms and conditions set forth in this Section 5 of these Articles Supplementary. If the Company calls for redemption of any shares of Series I Preferred Stock pursuant to and in accordance with this Section 5(c), then the redemption price for such shares will be an amount in cash equal to $25.00 per share together with all accrued and unpaid dividends to but excluding the dated fixed for redemption.

(d) Unless full cumulative dividends on the Series I Preferred Stock for all past Dividend Periods shall have been or contemporaneously are (i) declared and paid in cash, or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for payment, no shares of Series I Preferred Stock shall be redeemed pursuant to the Redemption Right or Special Optional Redemption Right (defined below) unless all outstanding shares of Series I Preferred Stock are simultaneously redeemed, and the Company shall not purchase or otherwise acquire directly or indirectly any shares of Series I Preferred Stock or any class or series of capital stock of the Company ranking, as to payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Company, on parity with or junior to the Series I Preferred Stock (except by conversion into or exchange for shares of capital stock of the Company ranking, as to payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Company, junior to the Series I Preferred Stock); provided, however, that the foregoing shall not prevent the purchase of Series I Preferred Stock, or any other class or series of capital stock of the Company ranking, as to payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Company, on parity with or junior to the Series I Preferred Stock, by the Company in accordance with the terms of Sections 5(c) and 9 of these Articles Supplementary or otherwise, in order to ensure that the Company remains qualified as a REIT for United States federal income tax purposes, or the purchase or acquisition of Series I Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series I Preferred Stock.

(e) Notice of redemption pursuant to the Redemption Right will be given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not fewer than 30 or more than 60 days prior to the redemption date. A similar notice will be mailed by the Company, postage prepaid, not fewer than 30 or more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series I Preferred Stock to be redeemed at their respective addresses as they appear on the transfer records of the Company. No failure to give or defect in such notice shall affect the validity of the proceedings for the redemption of any Series I Preferred Stock except as to the holder to whom such notice was defective or not given. In addition to any information required by law or by the applicable rules of any exchange upon which the Series I Preferred Stock may be listed or admitted to trading, each such notice shall state: (i) the redemption date; (ii) the redemption price; (iii) the number of shares of Series I Preferred Stock to be redeemed; (iv) the place or places where the certificates, if any, representing shares of Series I Preferred Stock are to be surrendered for payment of the redemption price; (v) procedures for surrendering noncertificated shares of Series I Preferred Stock for payment of the redemption price; (vi) that dividends on the shares of Series I Preferred Stock to be redeemed will cease to accumulate on such redemption date; and (vii) that payment of the redemption price and any accumulated and unpaid dividends will be made upon presentation and surrender of such Series I Preferred Stock. If fewer than all of the shares of Series I Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series I Preferred Stock held by such holder to be redeemed. Notwithstanding anything else to the contrary in these Articles Supplementary, the Company shall not be required to provide notice to the holder of Series I Preferred Stock in the event such holder’s Series I Preferred Stock is redeemed in accordance with Sections 5(c) and 9 of these Articles Supplementary to preserve the Company’s status as a REIT.

(f) If a redemption date falls after a Dividend Record Date and on or prior to the corresponding Dividend Payment Date, each holder of Series I Preferred Stock at the close of business of such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares on or prior to such Dividend Payment Date, and each holder of Series I Preferred Stock that surrenders its shares on such redemption date will be entitled to the dividends accruing after the end of the

Dividend Period to which such Dividend Payment Date relates up to but excluding the redemption date. Except as provided herein, the Company shall make no payment or allowance for unpaid dividends, whether or not in arrears, on Series I Preferred Stock for which a notice of redemption has been given.

(g) All shares of the Series I Preferred Stock redeemed or repurchased pursuant to this Section 5, or otherwise acquired in any other manner by the Company, shall be retired and shall be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to series or class.

(h) The Series I Preferred Stock shall have no stated maturity and shall not be subject to any sinking fund or mandatory redemption; provided, however, that the Series I Preferred Stock owned by a stockholder in excess of the applicable ownership limit shall be subject to the provisions of this Section 5 and Section 9 of these Articles Supplementary.

Section 6. Special Optional Redemption by the Company.

(a) Upon the occurrence of a Change of Control (as defined below), the Company will have the option upon written notice mailed by the Company, postage pre-paid, no fewer than 30 nor more than 60 days prior to the redemption date and addressed to the holders of record of shares of the Series I Preferred Stock to be redeemed at their respective addresses as they appear on the share transfer records of the Company, to redeem shares of the Series I Preferred Stock, in whole or in part within 120 days after the first date on which such Change of Control occurred, for cash at $25.00 per share plus accrued and unpaid dividends, if any, to, but not including, the redemption date (“Special Optional Redemption Right”). No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series I Preferred Stock except as to the holder to whom notice was defective or not given. If, prior to the Change of Control Conversion Date (as defined below), the Company has provided or provides notice of redemption with respect to the Series I Preferred Stock (whether pursuant to the Redemption Right or the Special Optional Redemption Right), the holders of shares of Series I Preferred Stock will not have the conversion right described below in Section 8 of these Articles Supplementary.

A “Change of Control” is when, after the original issuance of the Series I Preferred Stock, the following have occurred and are continuing:

(i) the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of stock of the Company entitling that person to exercise more than 50% of the total voting power of all stock of the Company entitled to vote generally in the election of the Company’s directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

(ii) following the closing of any transaction referred to in (i) above, neither the Company nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the New York Stock Exchange (the “NYSE”), the NYSE MKT LLC (the “NYSE MKT”), or the NASDAQ Stock Market (“NASDAQ”), or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE MKT or NASDAQ.

(b) In addition to any information required by law or by the applicable rules of any exchange upon which the Series I Preferred Stock may be listed or admitted to trading, such notice shall state: (i) the redemption date; (ii) the redemption price; (iii) the number of shares of Series I Preferred Stock to be redeemed; (iv) the place or places where the certificates, if any, representing shares of Series I Preferred Stock are to be surrendered for payment of the redemption price; (v) procedures for surrendering noncertificated shares of Series I Preferred Stock for payment of the redemption price; (vi) that dividends on the shares of Series I Preferred Stock to be redeemed will cease to accumulate on the redemption date; (vii) that payment of the redemption price and any accumulated and unpaid dividends will be made upon presentation and surrender of such Series I Preferred Stock; (viii) that the shares of Series I Preferred Stock are being redeemed pursuant to the Special Optional Redemption Right in connection with the occurrence of a Change of Control and a brief description of the transaction or transactions constituting such Change of Control; and (ix) that holders of the shares of Series I Preferred Stock to which the notice relates will not be able to tender such shares of Series I Preferred Stock for conversion in connection with the Change of Control and each share of Series I Preferred Stock tendered for conversion that is selected, prior to the Change of Control Conversion Date, for redemption will be redeemed on the related redemption date instead of converted on the Change of Control Conversion Date. If fewer than all of the shares of Series I Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series I Preferred Stock held by such holder to be redeemed.

If fewer than all of the outstanding shares of Series I Preferred Stock are to be redeemed, the shares of Series I Preferred Stock to be redeemed shall be redeemed pro rata (as nearly as may be practicable without creating fractional shares) or by lot as determined by the Company. If such redemption pursuant to the Special Optional Redemption Right is to be by lot and, as a result, any holder of shares of Series I Preferred Stock would have actual ownership, Beneficial Ownership or Constructive Ownership (each as defined in Section 9(a) hereof) in excess of the Ownership Limit (as defined in Section 9(a) hereof), the Aggregate Stock Ownership Limit (as defined in Section 9(a) hereof), or such limit as permitted by the Board of Directors or a committee thereof pursuant to Section 9(i) hereof, because such holder’s shares of Series I Preferred Stock were not redeemed, or were only redeemed in part then, except as otherwise provided in the Charter, the Company shall redeem the requisite number of shares of Series I Preferred Stock of such holder such that no holder will hold an amount of Series I Preferred Stock in excess of the applicable ownership limit, subsequent to such redemption.

(c) If the Company has given a notice of redemption pursuant to the Special Optional Redemption Right and has set aside sufficient funds for the redemption in trust for the benefit of the holders of the Series I Preferred Stock called for redemption, then from and after the redemption date, those shares of Series I Preferred Stock will be treated as no longer being outstanding, no further dividends will accrue and all other rights of the holders of those shares of Series I Preferred Stock will terminate. The holders of those shares of Series I Preferred Stock will retain their right to receive the redemption price for their shares and any accrued and unpaid dividends to, but not including, the redemption date, without interest. So long as full cumulative dividends on the Series I Preferred Stock for all past Dividend Periods shall have been or contemporaneously are (i) declared and paid in cash, or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for payment, nothing herein shall prevent or restrict the Company’s right or ability to purchase, from time to time, either at a public or a private sale, all or any part of the Series I Preferred Stock at such price or prices as the Company may determine, subject to the provisions of applicable law, including the repurchase of shares of Series I Preferred Stock in open-market transactions duly authorized by the Board of Directors.

(d) The holders of Series I Preferred Stock at the close of business on a Dividend Record Date will be entitled to receive the dividend payable with respect to the Series I Preferred Stock on the corresponding Dividend Payment Date notwithstanding the redemption of the Series I Preferred Stock pursuant to the Special Optional Redemption Right between such Dividend Record Date and the corresponding Dividend Payment Date or the Company’s default in the payment of the dividend due. Except as provided herein, the Company shall make no payment or allowance for unpaid dividends, whether or not in arrears, on Series I Preferred Stock for which a notice of redemption pursuant to the Special Optional Redemption Right has been given.

(e) All shares of the Series I Preferred Stock redeemed or repurchased pursuant to this Section 6, or otherwise acquired in any other manner by the Company, shall be retired and shall be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to series or class.

Section 7. Voting Rights.

(a) Holders of the Series I Preferred Stock shall not have any voting rights, except as set forth in this Section 7.

(b) Whenever dividends on any shares of Series I Preferred Stock shall be in arrears for six or more consecutive or non-consecutive quarterly periods (a “Preferred Dividend Default”), the holders of such Series I Preferred Stock (voting separately as a class together with holders of all other classes or series of preferred stock of the Company ranking on parity with the Series I Preferred Stock with respect to payment of dividends and the distribution of assets upon the Company’s liquidation, dissolution or winding up and upon which like voting rights have been conferred and are exercisable (“Parity Preferred”), including the Series E Cumulative Redeemable Preferred Stock, par value $0.01 per share, the Series F Cumulative Redeemable Preferred Stock, par value $0.01 per share, the Series G Cumulative Redeemable Preferred Stock, par value $0.01 per share, and the Series H Cumulative Redeemable Preferred Stock, par value $0.01 per share, of the Company) shall be entitled to vote for the election of a total of two additional directors of the Company (the “Preferred Directors”) until all dividends accumulated on such Series I Preferred Stock and Parity Preferred for the past Dividend Periods shall have been fully paid. In such case, the entire Board of Directors will be increased by two directors.

(c) The Preferred Directors will be elected by a plurality of the votes cast in the election for a one-year term and each Preferred Director will serve until his or her successor is duly elected and qualifies or until such Preferred Director’s right to hold the office terminates, whichever occurs earlier, subject to such Preferred Director’s earlier death, disqualification, resignation or removal. The election will take place at (i) either (A) a special meeting called in accordance with Section 7(d) below if the request is received more than 90 days before the date fixed for the Company’s next annual or special meeting of stockholders or (B) the next annual or special meeting of stockholders if the request is received within 90 days of the date fixed for the Company’s next annual or special meeting of stockholders, and (ii) at each subsequent annual meeting of stockholders, or special meeting held in place thereof, until all such dividends in arrears on the Series I Preferred Stock and each such class or series of outstanding Parity Preferred have been paid in full. A dividend in respect of Series I Preferred Stock shall be considered timely made if made within two Business Days after the applicable Dividend Payment Date if at the time of such late payment date there shall not be any prior quarterly Dividend Periods in respect of which full dividends were not timely made at the applicable Dividend Payment Date.

(d) At any time when such voting rights shall have vested, a proper officer of the Company shall call or cause to be called, upon written request of holders of record of at least 10% of the outstanding shares of Series I Preferred Stock and Parity Preferred, a special meeting of the holders of Series I Preferred Stock and each class or series of Parity Preferred by mailing or causing to be mailed to such holders a notice of such special meeting to be held not fewer than ten or more than 45 days after the date such notice is given. The record date for determining holders of the Series I Preferred Stock and Parity Preferred entitled to notice of and to vote at such special meeting will be the close of business on the third Business Day preceding the day on which such notice is mailed. At any such annual or special meeting, all of the holders of the Series I Preferred Stock and Parity Preferred, by plurality vote, voting together as a single class without regard to class or series will be entitled to elect two directors on the basis of one vote per $25.00 of liquidation preference to which such Series I Preferred Stock and Parity Preferred are entitled by their terms (excluding amounts in respect of accumulated and unpaid dividends) and not cumulatively. The holder or holders of one-third of the Series I Preferred Stock and Parity Preferred voting as a single class then outstanding, present in person or by proxy, will constitute a quorum for the election of the Preferred Directors except as otherwise provided by law. Notice of all meetings at which holders of the Series I Preferred Stock and the Parity Preferred shall be entitled to vote will be given to such holders at their addresses as they appear in the transfer records. At any such meeting or adjournment thereof in the absence of a quorum, subject to the provisions of any applicable law, a majority of the holders of the Series I Preferred Stock and Parity Preferred voting as a single class present in person or by proxy shall have the power to adjourn the meeting for the election of the Preferred Directors, without notice other than an announcement at the meeting, until a quorum is present. If a Preferred Dividend Default shall terminate after the notice of a special meeting has been given but before such special meeting has been held, the Company shall, as soon as practicable after such termination, mail or cause to be mailed notice of such termination to holders of the Series I Preferred Stock and the Parity Preferred that would have been entitled to vote at such special meeting.

(e) If and when all accumulated dividends on such Series I Preferred Stock and all classes or series of Parity Preferred for the past Dividend Periods shall have been fully paid, the right of the holders of Series I Preferred Stock and the Parity Preferred to elect such additional two directors shall immediately cease (subject to revesting in the event of each and every Preferred Dividend Default), and the term of office of each Preferred Director so elected shall terminate and the entire Board of Directors shall be reduced accordingly. Any Preferred Director may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding Series I Preferred Stock and the Parity Preferred entitled to vote thereon when they have the voting rights set forth in Section 7(b) hereof (voting as a single class). So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Director may be filled by written consent of the Preferred Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding Series I Preferred Stock when they have the voting rights described above (voting as a single class with all other classes or series of Parity Preferred). Each of the Preferred Directors shall be entitled to one vote on any matter.

(f) So long as any shares of Series I Preferred Stock remain outstanding, the affirmative vote or consent of the holders of two-thirds of the shares of Series I Preferred Stock and each other class or series of Parity Preferred outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting together as a single class) will be required to: (i) authorize, create or issue, or increase the number of authorized or issued shares of, any class or series of capital stock ranking senior to the Series I Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Company (collectively, “Senior Capital Stock”) or reclassify any authorized shares of capital stock of the Company into such capital stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such Senior Capital Stock; or (ii) amend, alter or repeal the provisions of the Charter, including the terms of the Series I Preferred Stock, whether by merger, consolidation, transfer or conveyance of all or substantially all of its assets or otherwise (an “Event”), so as to materially and adversely affect any right, preference, privilege or voting power of the Series I Preferred Stock; provided however, with respect to the occurrence of any of the Events set forth in (ii) above, so long as the Series I Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that, upon the occurrence of an Event set forth in (ii) above, the Company may not be the surviving entity, the occurrence of such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of Series I Preferred Stock, and in such case such holders shall not have any voting rights with respect to the occurrence of any of the Events set forth in (ii) above. In addition, if the holders of the Series I Preferred Stock receive the greater of the full trading price of the Series I Preferred Stock on the date of an Event set forth in (ii) above or the $25.00 liquidation preference per share of the Series I Preferred Stock pursuant to the occurrence of any of the Events set forth in (ii) above, then such holders shall not have any voting rights with respect to the Events set forth in (ii) above. If any Event set forth in (ii) above would materially and adversely affect the rights, preferences, privileges or voting powers of the Series I Preferred Stock disproportionately relative to other classes or series of Parity Preferred, the affirmative vote of the holders of at least two-thirds of the outstanding shares of the Series I Preferred Stock, voting separately as a class, will also be required. Holders of shares of Series I Preferred Stock shall not be entitled to vote with respect to (A) any increase in the total number of authorized shares of Common Stock or Preferred Stock of the Company, or (B) any increase in the number of authorized shares of Series I Preferred Stock or the creation or issuance of any other class or series of capital stock, or (C) any increase in the number of authorized shares of any other class or series of capital stock, in each case referred to in clause (A), (B) or (C) above ranking on parity with or junior to the Series I Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Company. Except as set forth herein, holders of the Series I Preferred Stock shall not have any voting rights with respect to, and the consent of the holders of the Series I Preferred Stock shall not be required for, the taking of any corporate action, including an Event, regardless of the effect that such corporate action or Event may have upon the powers, preferences, voting power or other rights or privileges of the Series I Preferred Stock.

(g) The foregoing voting provisions of this Section 7 shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series I Preferred Stock shall have been redeemed or called for redemption upon proper notice pursuant to these Articles Supplementary, and sufficient funds, in cash, shall have been deposited in trust to effect such redemption.

(h) In any matter in which the Series I Preferred Stock may vote (as expressly provided herein), each share of Series I Preferred Stock shall be entitled to one vote per $25.00 of liquidation preference.

Section 8. Conversion. The shares of Series I Preferred Stock are not convertible into or exchangeable for any other property or securities of the Company, except as provided in this Section 8.

(a) Upon the occurrence of a Change of Control, each holder of shares of Series I Preferred Stock shall have the right, unless, prior to the Change of Control Conversion Date, the Company has provided or provides notice of its election to redeem the Series I Preferred Stock pursuant to the Redemption Right or Special Optional Redemption Right, to convert some or all of the Series I Preferred Stock held by such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date into a number of shares of Common

Stock per share of Series I Preferred Stock to be converted (the “Common Stock Conversion Consideration”) equal to the lesser of (A) the quotient obtained by dividing (i) the sum of (x) the $25.00 liquidation preference per share of Series I Preferred Stock to be converted plus (y) the amount of any accrued and unpaid dividends to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case no additional amount for such accrued and unpaid dividends will be included in such sum) by (ii) the Common Stock Price (as defined herein) and (B) 0.76231 (the “Share Cap”), subject to the immediately succeeding paragraph.

The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a distribution of the Common Stock), subdivisions or combinations (in each case, a “Share Split”) with respect to the Common Stock as follows: the adjusted Share Cap as the result of a Share Split shall be the number of shares of Common Stock that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Share Split by (ii) a fraction, the numerator of which is the number of shares of Common Stock outstanding after giving effect to such Share Split and the denominator of which is the number of shares of Common Stock outstanding immediately prior to such Share Split.

For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of Common Stock (or equivalent Alternative Conversion Consideration (as defined below), as applicable) issuable in connection with the exercise of the Change of Control Conversion Right shall not exceed 7,623,100 shares of Common Stock (or equivalent Alternative Conversion Consideration, as applicable), subject to increase to the extent the underwriters’ option to purchase additional shares of Series I Preferred Stock in the initial public offering of Series I Preferred Stock is exercised, not to exceed 8,766,565 shares of Common Stock in total (or equivalent Alternative Conversion Consideration, as applicable) (the “Exchange Cap”). The Exchange Cap is subject to pro rata adjustments for any Share Splits on the same basis as the corresponding adjustment to the Share Cap.

In the case of a Change of Control pursuant to which shares of Common Stock shall be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of shares of Series I Preferred Stock shall receive upon conversion of such shares of Series I Preferred Stock the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of shares of Common Stock equal to the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration”; and the Common Stock Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Change of Control, shall be referred to herein as the “Conversion Consideration”).

In the event that holders of Common Stock have the opportunity to elect the form of consideration to be received in the Change of Control, the Conversion Consideration will be deemed to be the kind and amount of consideration actually received by holders of a majority of the Common Stock that voted for such an election (if electing between two types of consideration) or holders of a plurality of the Common Stock that voted for such an election (if electing between more than two types of consideration), as the case may be, and will be subject to any limitations to which all holders of Common Stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control.

The “Change of Control Conversion Date” shall be a Business Day set forth in the notice of Change of Control provided in accordance with Section 8(c) below that is no less than 20 days nor more than 35 days after the date on which the Company provides such notice pursuant to Section 8(c).

The “Common Stock Price” shall be (i) if the consideration to be received in the Change of Control by the holders of Common Stock is solely cash, the amount of cash consideration per share of Common Stock or (ii) if the consideration to be received in the Change of Control by holders of Common Stock is other than solely cash (x) the average of the closing sale prices per share of Common Stock (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control as reported on the principal U.S. securities exchange on which the Common Stock is then traded, or (y) the average of the last quoted bid prices for the Common Stock in the over-the-counter market as reported by Pink Sheets LLC or similar organization for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if the Common Stock is not then listed for trading on a U.S. securities exchange.

(b) No fractional shares of Common Stock shall be issued upon the conversion of Series I Preferred Stock. In lieu of fractional shares, holders shall be entitled to receive the cash value of such fractional shares based on the Common Stock Price.

(c) Within 15 days following the occurrence of a Change of Control, a notice of occurrence of the Change of Control, describing the resulting Change of Control Conversion Right, shall be delivered to the holders of record of the shares of Series I Preferred Stock at their addresses as they appear on the Company’s share transfer records and notice shall be provided to the Company’s transfer agent. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the conversion of any share of Series I Preferred Stock except as to the holder to whom notice was defective or not given. Each notice shall state: (i) the events constituting the Change of Control; (ii) the date of the Change of Control; (iii) the last date on which the holders of Series I Preferred Stock may exercise their Change of Control Conversion Right; (iv) the method and period for calculating the Common Stock Price; (v) the Change of Control Conversion Date; (vi) that if, prior to the Change of Control Conversion Date, the Company has provided or provides notice of its election to redeem all or any portion of the Series I Preferred Stock, the holder will not be able to convert shares of Series I Preferred Stock designated for redemption and such shares of Series I Preferred Stock shall be redeemed on the related redemption date, even if they have already been tendered for conversion pursuant to the Change of Control Conversion Right; (vii) if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series I Preferred Stock; (viii) the name and address of the paying agent and the conversion agent; and (ix) the procedures that the holders of Series I Preferred Stock must follow to exercise the Change of Control Conversion Right.

(d) The Company shall issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post notice on the Company’s website, in any event prior to the opening of business on the first Business Day following any date on which the Company provides notice pursuant to Section 8(c) above to the holders of Series I Preferred Stock.

(e) In order to exercise the Change of Control Conversion Right, a holder of shares of Series I Preferred Stock shall be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) representing the shares of Series I Preferred Stock to be converted, duly endorsed for transfer, together with a written conversion notice completed, to the Company’s transfer agent. Such notice shall state: (i) the relevant Change of Control Conversion Date; (ii) the number of shares of Series I Preferred Stock to be converted; and (iii) that the shares of Series I Preferred Stock are to be converted pursuant to the applicable provisions of these Articles Supplementary. Notwithstanding the foregoing, if the shares of Series I Preferred Stock are held in global form, such notice shall comply with applicable procedures of The Depository Trust Company (“DTC”).

(f) Holders of Series I Preferred Stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to the Company’s transfer agent prior to the close of business on the Business Day prior to the Change of Control Conversion Date. The notice of withdrawal must state: (i) the number of withdrawn shares of Series I Preferred Stock; (ii) if certificated shares of Series I Preferred Stock have been issued, the certificate numbers of the shares of withdrawn Series I Preferred Stock; and (iii) the number of shares of Series I Preferred Stock, if any, which remain subject to the conversion notice. Notwithstanding the foregoing, if the shares of Series I Preferred Stock are held in global form, the notice of withdrawal shall comply with applicable procedures of DTC.

(g) Shares of Series I Preferred Stock as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn shall be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless, prior to the Change of Control Conversion Date, the Company has provided or provides notice of its election to redeem such shares of Series I Preferred Stock, whether pursuant to its Redemption Right or Special Optional Redemption Right. If the Company elects to redeem shares of Series I Preferred

Stock that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such shares of Series I Preferred Stock shall not be so converted and the holders of such shares shall be entitled to receive on the applicable redemption date $25.00 per share, plus any accrued and unpaid dividends thereon to, but not including, the redemption date.

(h) The Company shall deliver the applicable Conversion Consideration no later than the third Business Day following the Change of Control Conversion Date.

(i) Notwithstanding anything to the contrary contained herein, no holder of shares of Series I Preferred Stock will be entitled to convert such shares of Series I Preferred Stock into shares of Common Stock to the extent that receipt of such shares of Common Stock would cause the holder of such shares of Common Stock (or any other person) to have actual ownership, Beneficial Ownership or Constructive Ownership (each as defined in Section 9(a) hereof) in excess of the Ownership Limit (as defined in Section 9(a) hereof), the Aggregate Stock Ownership Limit (as defined in Section 9(a) hereof), or such other limit as permitted by the Board of Directors or a committee thereof pursuant to Section 9(i) hereof.

Section 9. Restrictions on Ownership and Transfer to Preserve Tax Benefit.

(a) Definitions. For the purposes of Section 5 and this Section 9 of these Articles Supplementary, the following terms shall have the following meanings:

“Aggregate Stock Ownership Limit” has the meaning set forth in Article VI of the Charter.

“Beneficial Ownership” shall mean ownership of Series I Preferred Stock by a Person who is or would be treated as an owner of such Series I Preferred Stock either actually or constructively through the application of Section 544 of the Code, as modified by Sections 856(h)(1)(B) and 856(h)(3) of the Code. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

“Capital Stock” has the meaning set forth in Article VI of the Charter.

“Charitable Beneficiary” shall mean one or more beneficiaries of a Trust, as determined pursuant to Section 9(c)(vi) of these Articles Supplementary, each of which shall be an organization described in Sections 170(b)(1)(A), 170(c)(2) and 501(c)(3) of the Code.

“Code” shall mean the Internal Revenue Code of 1986, as amended. All section references to the Code shall include any successor provisions thereof as may be adopted from time to time.

“Constructive Ownership” shall mean ownership of Series I Preferred Stock by a Person who is or would be treated as an owner of such Series I Preferred Stock either actually or constructively through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

“Individual” means an individual, a trust qualified under Section 401(a) or 501(c)(17) of the Code, a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, or a private foundation within the meaning of Section 509(a) of the Code, provided that a trust described in Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code shall be excluded from this definition.

“IRS” means the United States Internal Revenue Service.

“Market Price” shall mean the last reported sales price reported on the NYSE of the Series I Preferred Stock on the Trading Day immediately preceding the relevant date, or if the Series I Preferred Stock is not then traded on the NYSE, the last reported sales price of the Series I Preferred Stock on the Trading Day immediately preceding the relevant date as reported on any exchange or quotation system over which the Series I Preferred Stock may be traded, or if the Series I Preferred Stock is not then traded over any exchange or quotation system, the market price of the Series I Preferred Stock on the relevant date as determined in good faith by the Board of Directors of the Company.

“Ownership Limit” shall mean 9.8% (by value or number of shares, whichever is more restrictive) of the outstanding shares of Series I Preferred Stock of the Company. The number and value of shares of outstanding Series I Preferred Stock of the Company shall be determined by the Board of Directors in good faith, which determination shall be conclusive for all purposes hereof.

“Person” shall mean an Individual, corporation, partnership, limited liability company, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), association, joint stock company or other entity; but does not include an underwriter acting in a capacity as such in a public offering of shares of Series I Preferred Stock provided that the ownership of such shares of Series I Preferred Stock by such underwriter would not result in the Company being “closely held” within the meaning of Section 856(h) of the Code, or otherwise result in the Company failing to qualify as a REIT.

“Purported Beneficial Transferee” shall mean, with respect to any purported Transfer (or other event) which results in a transfer to a Trust, as provided in Section 9(b)(ii) of these Articles Supplementary, the Purported Record Transferee, unless the Purported Record Transferee would have acquired or owned shares of Series I Preferred Stock for another Person who is the beneficial transferee or beneficial owner of such shares, in which case the Purported Beneficial Transferee shall be such Person.

“Purported Record Transferee” shall mean, with respect to any purported Transfer (or other event) which results in a transfer to a Trust, as provided in Section 9(b)(ii) of these Articles Supplementary, the record holder of the Series I Preferred Stock if such Transfer had been valid under Section 9(b)(i) of these Articles Supplementary.

“REIT” shall mean a real estate investment trust under Sections 856 through 860 of the Code.

“Restriction Termination Date” shall mean the first day after the date hereof on which the Board of Directors of the Company determines that it is no longer in the best interests of the Company to attempt to, or continue to, qualify as a REIT.

“Trading Day” means a day during which trading in securities generally occurs on the NYSE or, if the Common Stock is not quoted on the NYSE, then a day during which trading in securities generally occurs on the principal U.S. securities exchange on which the Common Stock is listed or, if the Common Stock is not listed on a U.S. national or regional securities exchange, then on the principal other market on which the Common Stock is then traded or quoted.

“Transfer” shall mean any sale, issuance, transfer, gift, assignment, devise or other disposition of Series I Preferred Stock as well as any other event that causes any Person to Beneficially Own or Constructively Own Series I Preferred Stock, including (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Series I Preferred Stock or (ii) the sale, transfer, assignment or other disposition of any securities (or rights convertible into or exchangeable for Series I Preferred Stock), whether voluntary or involuntary, whether such transfer has occurred of record or beneficially or Beneficially or Constructively (including but not limited to transfers of interests in other entities which result in changes in Beneficial or Constructive Ownership of Series I Preferred Stock), and whether such transfer has occurred by operation of law or otherwise.

“Trust” shall mean each of the trusts provided for in Section 9(c) of these Articles Supplementary.

“Trustee” shall mean any Person unaffiliated with the Company, or a Purported Beneficial Transferee, or a Purported Record Transferee, that is appointed by the Company to serve as trustee of a Trust.

(b) Restriction on Ownership and Transfers.

(i) Prior to the Restriction Termination Date, but subject to Section 9(l):

(A) except as provided in Section 9(i) of these Articles Supplementary, (1) no Person shall Beneficially Own shares of Series I Preferred Stock in excess of the Ownership Limit and (2) no Person shall Beneficially Own shares of Series I Preferred Stock that, taking into account any other Capital Stock Beneficially Owned by such Person, would result in such Person Beneficially Owning Capital Stock in excess of the Aggregate Stock Ownership Limit;

(B) except as provided in Section 9(i) of these Articles Supplementary, (1) no Person shall Constructively Own shares of Series I Preferred Stock in excess of the Ownership Limit and (2) no Person shall Constructively Own shares of Series I Preferred Stock that, taking into account any other Capital Stock Constructively Owned by such Person, would result in such Person Constructively Owning Capital Stock in excess of the Aggregate Stock Ownership Limit;

(C) no Person shall Beneficially Own or Constructively Own Series I Preferred Stock which, taking into account any other Capital Stock of the Company Beneficially or Constructively Owned by such Person, would result in the Company being “closely held” within the meaning of Section 856(h) of the Code, or otherwise failing to qualify as a REIT (including but not limited to Beneficial or Constructive Ownership that would result in the Company owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Company (either directly or indirectly through one or more subsidiaries) from such tenant would cause the Company to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).

(ii) If, prior to the Restriction Termination Date, any Transfer or other event occurs that, if effective, would result in any Person Beneficially or Constructively Owning Series I Preferred Stock in violation of Section 9(b)(i) of these Articles Supplementary, (A) then that number of shares of Series I Preferred Stock that otherwise would cause such Person to violate Section 9(b)(i) of these Articles Supplementary (rounded up to the nearest whole share) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Section 9(c), effective as of the close of business on the Business Day prior to the date of such Transfer or other event, and such Purported Beneficial Transferee shall thereafter have no rights in such shares or (B) if, for any reason, the transfer to the Trust described in clause (A) of this sentence is not automatically effective as provided therein to prevent any Person from Beneficially or Constructively Owning Series I Preferred Stock in violation of Section 9(b)(i) of these Articles Supplementary, then the Transfer of that number of shares of Series I Preferred Stock that otherwise would cause any Person to violate Section 9(b)(i) shall be void ab initio, and the Purported Beneficial Transferee shall have no rights in such shares.

(iii) Subject to Section 9(l) and prior to the Restriction Termination Date, any Transfer of Series I Preferred Stock that, if effective, would result in the capital stock of the Company being beneficially owned by fewer than 100 Persons (determined without reference to any rules of attribution) shall be void ab initio, and the intended transferee shall acquire no rights in such Series I Preferred Stock.

(c) Transfers of Series I Preferred Stock in Trust.

(i) Upon any purported Transfer or other event described in Section 9(b)(ii) of these Articles Supplementary, such Series I Preferred Stock shall be deemed to have been transferred to the Trustee in his capacity as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in a transfer to the Trust pursuant to Section 9(b)(ii). The Trustee shall be appointed by the Company and shall be a Person unaffiliated with the Company, any Purported Beneficial Transferee or any Purported Record Transferee. Each Charitable Beneficiary shall be designated by the Company as provided in Section 9(c)(vi) of these Articles Supplementary.

(ii) Series I Preferred Stock held by the Trustee shall be issued and outstanding Series I Preferred Stock of the Company. The Purported Beneficial Transferee or Purported Record Transferee shall have no rights in the shares of the Series I Preferred Stock held by the Trustee. The Purported Beneficial Transferee or Purported Record Transferee shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends and shall not possess any rights to vote or other rights attributable to the shares of Series I Preferred Stock held in the Trust.

(iii) The Trustee shall have all voting rights and rights to dividends with respect to Series I Preferred Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or distribution paid to or on behalf of the Purported Record Transferee or Purported Beneficial Transferee prior to the discovery by the Company that shares of Series I Preferred Stock have been transferred to the Trustee shall be paid to the Trustee upon demand, and any dividend or distribution declared but unpaid shall be paid when due to the Trustee with respect to such Series I Preferred Stock. Any dividends or distributions so paid over to the Trustee shall be held in trust for the Charitable Beneficiary. The Purported Record Transferee and Purported Beneficial Transferee shall have no voting rights with respect to the Series I Preferred Stock held in the Trust and, subject to Maryland law, effective as of the date the Series I Preferred Stock has been transferred to the Trustee, the Trustee shall have the authority (at the Trustee’s sole discretion) (A) to rescind as void any vote cast by a Purported Record Transferee with respect to such Series I Preferred Stock prior to the discovery by the Company that the Series I Preferred Stock has been transferred to the Trustee and (B) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Company has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding any other provision of these Articles Supplementary to the contrary, until the Company has received notification that the Series I Preferred Stock has been transferred into a Trust, the Company shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

(iv) Within 20 days of receiving notice from the Company that shares of Series I Preferred Stock have been transferred to the Trust, the Trustee of the Trust shall sell the shares of Series I Preferred Stock held in the Trust to a Person, designated by the Trustee, whose ownership of the shares of Series I Preferred Stock will not violate the ownership limitations set forth in Section 9(b)(i). Upon such sale, the interest of the Charitable Beneficiary in the shares of Series I Preferred Stock sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Purported Record Transferee and to the Charitable Beneficiary as provided in this Section 9(c)(iv). The Purported Record Transferee shall receive the lesser of (A) the price paid by the Purported Record Transferee for the shares of Series I Preferred Stock in the transaction that resulted in such transfer to the Trust (or, if the event which resulted in the transfer to the Trust did not involve a purchase of such shares of Series I Preferred Stock at Market Price, the Market Price of such shares of Series I Preferred Stock on the day of the event which resulted in the transfer of such shares of Series I Preferred Stock to the Trust) and (B) the price per share received by the Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares of Series I Preferred Stock held in the Trust. The Trustee may reduce the amount payable to the Purported Record Transferee by the amount of dividends and distributions which have been paid to the Purported Record Transferee and are owed by the Purported Record Transferee to the Trustee pursuant to Section 9(c)(iii). Any net sales proceeds in excess of the amount payable to the Purported Record Transferee shall be immediately paid to the Charitable Beneficiary together with any dividends or other distributions thereon. If, prior to the discovery by the Company that shares of such Series I Preferred Stock have been transferred to the Trustee, such shares of Series I Preferred Stock are sold by a Purported Record Transferee then (1) such shares of Series I Preferred Stock shall be deemed to have been sold on behalf of the Trust and (2) to the extent that the Purported Record Transferee received an amount for such shares of Series I Preferred Stock that exceeds the amount that such Purported Record Transferee was entitled to receive pursuant to this Section 9(c)(iv), such excess shall be paid to the Trustee upon demand.

(v) Series I Preferred Stock transferred to the Trustee shall be deemed to have been offered for sale to the Company, or its designee, at a price per share equal to the lesser of (A) the price paid by the Purported Record Transferee for the shares of Series I Preferred Stock in the transaction that resulted in such transfer to the Trust (or, if the event which resulted in the transfer to the Trust did not involve a purchase of such shares of Series I Preferred Stock at Market Price, the Market Price of such shares of Series I Preferred Stock on the day of the event which resulted in the transfer of such shares of Series I Preferred Stock to the Trust) and (B) the Market Price on the

date the Company, or its designee, accepts such offer. The Company may reduce the amount payable to the Purported Record Transferee by the amount of dividends and distributions which have been paid to the Purported Record Transferee and are owed by the Purported Record Transferee to the Trustee pursuant to Section 9(c)(iii). The Company shall have the right to accept such offer until the Trustee has sold the shares of Series I Preferred Stock held in the Trust pursuant to Section 9(c)(iv). Upon such a sale to the Company, the interest of the Charitable Beneficiary in the shares of Series I Preferred Stock sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Purported Record Transferee and any dividends or other distributions held by the Trustee with respect to such Series I Preferred Stock shall thereupon be paid to the Charitable Beneficiary.

(vi) By written notice to the Trustee, the Company shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that the Series I Preferred Stock held in the Trust would not violate the restrictions set forth in Section 9(b)(i) in the hands of such Charitable Beneficiary.

(d) Remedies For Breach. If the Board of Directors or a committee thereof or other designees if permitted by the MGCL shall at any time determine in good faith that a Transfer or other event has taken place in violation of Section 9(b) of these Articles Supplementary or that a Person intends to acquire, has attempted to acquire or may acquire beneficial ownership (determined without reference to any rules of attribution), Beneficial Ownership or Constructive Ownership of any shares of Series I Preferred Stock of the Company in violation of Section 9(b) of these Articles Supplementary, the Board of Directors or a committee thereof or other designees if permitted by the MGCL shall take such action as it deems advisable to refuse to give effect or to prevent such Transfer, including, but not limited to, causing the Company to redeem shares of Series I Preferred Stock, refusing to give effect to such Transfer on the books of the Company or instituting proceedings to enjoin such Transfer; provided, however, that any Transfers (or, in the case of events other than a Transfer, ownership or Constructive Ownership or Beneficial Ownership) in violation of Section 9(b)(i) of these Articles Supplementary, shall automatically result in the transfer to a Trust as described in Section 9(b)(ii) and any Transfer in violation of Section 9(b)(iii) shall automatically be void ab initio irrespective of any action (or non-action) by the Board of Directors.

(e) Notice of Restricted Transfer. Any Person who acquires or attempts to acquire shares of Series I Preferred Stock in violation of Section 9(b) of these Articles Supplementary, or any Person who is a Purported Beneficial Transferee such that an automatic transfer to a Trust results under Section 9(b)(ii) of these Articles Supplementary, shall immediately give written notice to the Company of such event and shall provide to the Company such other information as the Company may request in order to determine the effect, if any, of such Transfer or attempted Transfer on the Company’s status as a REIT.

(f) Owners Required To Provide Information. Prior to the Restriction Termination Date each Person who is a beneficial owner or Beneficial Owner or Constructive Owner of Series I Preferred Stock and each Person (including the stockholder of record) who is holding Series I Preferred Stock for a beneficial owner or Beneficial Owner or Constructive Owner shall provide to the Company such information that the Company may request, in good faith, in order to determine the Company’s status as a REIT.

(g) Remedies Not Limited. Nothing contained in these Articles Supplementary (but subject to Section 9(l) of these Articles Supplementary) shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Company and the interests of its stockholders by preservation of the Company’s status as a REIT.

(h) Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Section 9 of these Articles Supplementary, including any definition contained in Section 9(a), the Board of Directors shall have the power to determine the application of the provisions of this Section 9 with respect to any situation based on the facts known to it (subject, however, to the provisions of Section 9(l) of these Articles Supplementary). In the event Section 9 requires an action by the Board of Directors and these Articles Supplementary fail to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Section 9. Absent a decision to the contrary by the Board of Directors (which the Board of Directors may make in its sole and absolute discretion), if a Person would have (but for the remedies set forth in Section 9(b)) acquired Beneficial or Constructive Ownership of Series I Preferred Stock in violation of Section 9(b)(i), such remedies (as applicable) shall apply first to the shares of Series I Preferred Stock which, but for such remedies, would have been actually owned by such Person, and second to shares of

Series I Preferred Stock, which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such shares of Series I Preferred Stock based upon the relative number of the shares of Series I Preferred Stock held by each such Person.

(i) Exceptions.

(i) Subject to Section 9(b)(i)(C), the Board of Directors, in its sole discretion, may exempt (prospectively or retroactively) a Person from the limitation on a Person Beneficially Owning shares of Series I Preferred Stock in violation of Section 9(b)(i)(A) if the Board of Directors determines that such exemption will not cause any Individual’s Beneficial Ownership of shares of Capital Stock to violate the Aggregate Stock Ownership Limit and that such exemption will not cause the Company to fail to qualify as a REIT under the Code.

(ii) Subject to Section 9(b)(i)(C), the Board of Directors in its sole discretion, may exempt (prospectively or retroactively) a Person from the limitation on a Person Constructively Owning shares of Series I Preferred Stock in violation of Section 9(b)(i)(B), if the Board of Directors determines that such ownership would not cause the Company to fail to qualify as a REIT under the Code.

(iii) Subject to Section 9(b)(i)(C) and the remainder of this Section 9(i)(iii), the Board of Directors may from time to time increase or decrease the Ownership Limit; provided, however, that the decreased Ownership Limit will not be effective for any Person whose percentage ownership of Series I Preferred Stock is in excess of such decreased Ownership Limit until such time as such Person’s percentage of Series I Preferred Stock equals or falls below the decreased Ownership Limit, but any further acquisition of Series I Preferred Stock in excess of such percentage ownership of Series I Preferred Stock will be in violation of the Ownership Limit, and, provided further, that the new Ownership Limit would not allow five or fewer Persons to Beneficially Own more than 49% in value of the outstanding capital stock of the Company.

(iv) In granting a Person an exemption under Section 9(i)(i) or (ii) above, the Board of Directors may require such Person to make certain representations or undertakings or to agree that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Section 9(b) of these Articles Supplementary) will result in such Series I Preferred Stock being transferred to a Trust in accordance with Section 9(b)(ii) of these Articles Supplementary. In granting any exception pursuant to Section 9(i)(i) or (ii) of these Articles Supplementary, the Board of Directors may require a ruling from the IRS, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Company’s status as a REIT.

(j) Legends. Each certificate for Series I Preferred Stock shall bear substantially the following legends in addition to any legends required to comply with federal and state securities laws:

Classes of Stock

“THE COMPANY IS AUTHORIZED TO ISSUE CAPITAL STOCK OF MORE THAN ONE CLASS, CONSISTING OF COMMON STOCK AND ONE OR MORE CLASSES OF PREFERRED STOCK. THE BOARD OF DIRECTORS IS AUTHORIZED TO DETERMINE THE PREFERENCES, LIMITATIONS AND RELATIVE RIGHTS OF ANY CLASS OF THE PREFERRED STOCK BEFORE THE ISSUANCE OF SHARES OF SUCH CLASS OF PREFERRED STOCK. THE COMPANY WILL FURNISH, WITHOUT CHARGE, TO ANY STOCKHOLDER MAKING A WRITTEN REQUEST THEREFOR, A COPY OF THE COMPANY’S CHARTER AND A WRITTEN STATEMENT OF THE DESIGNATIONS, RELATIVE RIGHTS, PREFERENCES, CONVERSION OR OTHER RIGHTS, VOTING POWERS, RESTRICTIONS, LIMITATIONS AS TO DIVIDENDS AND OTHER DISTRIBUTIONS, QUALIFICATIONS AND TERMS AND CONDITIONS OF REDEMPTION OF THE STOCK OF EACH CLASS WHICH THE COMPANY HAS THE AUTHORITY TO ISSUE AND, IF THE COMPANY IS AUTHORIZED TO ISSUE ANY PREFERRED OR SPECIAL CLASS IN SERIES, (i) THE DIFFERENCES IN THE RELATIVE RIGHTS AND PREFERENCES BETWEEN THE SHARES OF EACH SERIES TO THE EXTENT SET, AND (ii) THE AUTHORITY OF THE BOARD OF DIRECTORS TO SET SUCH RIGHTS AND PREFERENCES OF SUBSEQUENT SERIES. REQUESTS FOR SUCH WRITTEN STATEMENT MAY BE DIRECTED TO THE SECRETARY OF THE COMPANY AT ITS PRINCIPAL OFFICE.”

Restriction on Ownership and Transfer

“THE SHARES OF THE COMPANY’S 6.350% SERIES I CUMULATIVE REDEEMABLE PREFERRED STOCK (“SERIES I PREFERRED STOCK”) REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON BENEFICIAL AND CONSTRUCTIVE OWNERSHIP AND TRANSFER FOR THE PURPOSE OF THE COMPANY’S MAINTENANCE OF ITS STATUS AS A REAL ESTATE INVESTMENT TRUST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”). SUBJECT TO CERTAIN FURTHER RESTRICTIONS AND EXCEPT AS EXPRESSLY PROVIDED IN THE ARTICLES SUPPLEMENTARY FOR THE SERIES I PREFERRED STOCK, (i) NO PERSON MAY BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES OF SERIES I PREFERRED STOCK IN EXCESS OF 9.8% (BY VALUE OR BY NUMBER OF SHARES, WHICHEVER IS MORE RESTRICTIVE) OF THE OUTSTANDING SERIES I PREFERRED STOCK OF THE COMPANY; (ii) NO PERSON MAY BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES OF SERIES I PREFERRED STOCK THAT, TAKING INTO ACCOUNT ANY OTHER CAPITAL STOCK OF THE COMPANY BENEFICIALLY OR CONSTRUCTIVELY OWNED BY SUCH PERSON, WOULD RESULT IN SUCH PERSON BENEFICIALLY OR CONSTRUCTIVELY OWNING CAPITAL STOCK WITH A VALUE IN EXCESS OF 9.8% OF THE VALUE OF THE COMPANY’S OUTSTANDING CAPITAL STOCK; (iii) NO PERSON MAY BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES OF SERIES I PREFERRED STOCK THAT, TAKING INTO ACCOUNT ANY OTHER CAPITAL STOCK OF THE COMPANY BENEFICIALLY OR CONSTRUCTIVELY OWNED BY SUCH PERSON, WOULD RESULT IN THE COMPANY BEING “CLOSELY HELD” UNDER SECTION 856(h) OF THE CODE OR OTHERWISE CAUSE THE COMPANY TO FAIL TO QUALIFY AS A REIT; AND (iv) ANY TRANSFER OF SHARES OF SERIES I PREFERRED STOCK THAT, IF EFFECTIVE, WOULD RESULT IN THE CAPITAL STOCK OF THE COMPANY BEING BENEFICIALLY OWNED BY FEWER THAN 100 PERSONS WILL BE VOID AB INITIO AND THE INTENDED TRANSFEREE WILL ACQUIRE NO RIGHTS IN SUCH SHARES OF SERIES I PREFERRED STOCK. ANY PERSON WHO BENEFICIALLY OR CONSTRUCTIVELY OWNS OR ATTEMPTS TO BENEFICIALLY OR CONSTRUCTIVELY OWN SERIES I PREFERRED STOCK WHICH CAUSES OR WILL CAUSE A PERSON TO BENEFICIALLY OR CONSTRUCTIVELY OWN SERIES I PREFERRED STOCK IN EXCESS OF THE ABOVE LIMITATIONS MUST IMMEDIATELY NOTIFY THE COMPANY. IF ANY OF THE RESTRICTIONS ON TRANSFER OR OWNERSHIP IN (i) THROUGH (iii) ABOVE ARE VIOLATED, THE SERIES I PREFERRED STOCK REPRESENTED HEREBY IN EXCESS OF SUCH RESTRICTIONS WILL BE AUTOMATICALLY TRANSFERRED TO THE TRUSTEE OF A TRUST FOR THE BENEFIT OF ONE OR MORE CHARITABLE BENEFICIARIES. IN ADDITION, THE COMPANY MAY REDEEM SHARES UPON THE TERMS AND CONDITIONS SPECIFIED BY THE BOARD OF DIRECTORS IN ITS SOLE DISCRETION IF THE BOARD OF DIRECTORS DETERMINES THAT OWNERSHIP OR A TRANSFER OR OTHER EVENT MAY VIOLATE THE RESTRICTIONS DESCRIBED ABOVE. FURTHERMORE, UPON THE OCCURRENCE OF CERTAIN EVENTS, ATTEMPTED TRANSFERS IN VIOLATION OF THE RESTRICTIONS DESCRIBED ABOVE MAY BE VOID AB INITIO. ALL TERMS IN THIS LEGEND WHICH ARE DEFINED IN THE ARTICLES SUPPLEMENTARY FOR THE SERIES I PREFERRED STOCK SHALL HAVE THE MEANINGS ASCRIBED TO THEM IN SUCH ARTICLES SUPPLEMENTARY, AS THE SAME MAY BE AMENDED FROM TIME TO TIME, A COPY OF WHICH, INCLUDING THE RESTRICTIONS ON TRANSFER AND OWNERSHIP, WILL BE FURNISHED TO EACH HOLDER OF SERIES I PREFERRED STOCK ON REQUEST AND WITHOUT CHARGE. REQUESTS FOR SUCH A COPY MAY BE DIRECTED TO THE SECRETARY OF THE COMPANY AT ITS PRINCIPAL OFFICE.”

(k) Severability. If any provision of this Section 9 or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

(l) NYSE. Nothing in this Section 9 shall preclude the settlement of any transaction entered into through the facilities of the NYSE. The shares of Series I Preferred Stock that are the subject of such transaction shall continue to be subject to the provisions of this Section 9 after such settlement.

(m) Applicability of Section 9. The provisions set forth in this Section 9 shall apply to the Series I Preferred Stock notwithstanding any contrary provisions of the Series I Preferred Stock provided for elsewhere in these Articles Supplementary.

Section 10. No Conversion Rights. The shares of Series I Preferred Stock shall not be convertible into or exchangeable for any other property or securities of the Company or any other entity, except as otherwise provided herein.

Section 11. Record Holders. The Company and its transfer agent may deem and treat the record holder of any Series I Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Company nor its transfer agent shall be affected by any notice to the contrary.

Section 12. No Maturity or Sinking Fund. The Series I Preferred Stock has no maturity date, and no sinking fund has been established for the retirement or redemption of Series I Preferred Stock; provided, however, that the Series I Preferred Stock owned by a stockholder in excess of the Ownership Limit or Aggregate Stock Ownership Limit shall be subject to the provisions of Section 5 and Section 9 of these Articles Supplementary.

Section 13. Exclusion of Other Rights. The Series I Preferred Stock shall not have any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption other than expressly set forth in the Charter and these Articles Supplementary.

Section 14. Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

Section 15. Severability of Provisions. If any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series I Preferred Stock set forth in the Charter and these Articles Supplementary are invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of Series I Preferred Stock set forth in the Charter which can be given effect without the invalid, unlawful or unenforceable provision thereof shall, nevertheless, remain in full force and effect and no preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series I Preferred Stock herein set forth shall be deemed dependent upon any other provision thereof unless so expressed therein.

Section 16. No Preemptive Rights. No holder of Series I Preferred Stock shall be entitled to any preemptive rights to subscribe for or acquire any unissued shares of capital stock of the Company (whether now or hereafter authorized) or securities of the Company convertible into or carrying a right to subscribe to or acquire shares of capital stock of the Company.

FOURTH: The Series I Preferred Stock have been classified and designated by the Board of Directors under the authority contained in the Charter.

FIFTH: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

SIXTH: These Articles Supplementary shall be effective at the time the Department accepts these Articles Supplementary for record.

SEVENTH: The undersigned Chief Executive Officer acknowledges these Articles Supplementary to be the corporate act of the Company and, as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Company has caused these Articles Supplementary to be executed in its name and on its behalf by its Chief Executive Officer as of the date first written above.

DIGITAL REALTY TRUST, INC.

By:	/s/ A. William Stein
Name:	A. William Stein
Title:	Chief Executive Officer

ATTEST:

DIGITAL REALTY TRUST, INC.

By:	/s/ Joshua A. Mills
Name:	Joshua A. Mills
Title:	Senior Vice President, General Counsel and Secretary

[Signature Page to Articles Supplementary]